UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BONTAN CORPORATION INC.

(Exact name of Registrant as Specified in its Charter)

PROVINCE OF ONTARIO, CANADA

(State of Incorporation)

NOT APPLICABLE

(I.R.S. Employer Identification Number)

47 AVENUE ROAD, SUITE 200, TORONTO, ONTARIO, CANADA M5R 2G3

 (Address of principal executive offices) (zip code)

THE ROBINSON STOCK OPTION PLAN

2005 STOCK OPTION PLAN

2005 CONSULTANT STOCK COMPENSATION PLAN

(Full Title of the Plan)

NOT APPLICABLE

 (Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Name of the plan	Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate Offering Price (2)	Amount of Registration Fee
The Robinson Option Plan	Common stock no par value	1,100,000	(1)	$0.50	$550,000.00	$58.85
2005 Stock Option Plan	Common stock no par value	1,000,000	(1)	$0.29	$290,000.00	$31.03
2005 Consultant Stock Compensation Plan	Common stock no par value	1,000,000	(1)	$0.29	$290,000.00	$31.03
						$120.91

(1)  This Registration Statement also covers any additional shares of Common Stock which become issuable under the 2005 Stock Option Plan and the 2005 Consultant Stock Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Bontan Corporation Inc.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plans described herein.

(2)  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Bontan Corporation Inc. on November 30, 2005.

PART II

ITEM 3.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference in this registration statement the documents listed below and any future filings made with the SEC since the end of the fiscal year covered by the annual report referred to below under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

(a)  The Company’s Annual Report on Form 20-F for its fiscal year ended March 31, 2005 filed September 12, 2005 (Commission File No. 0-30314), as amended;

(b)  All other reports filed by the Company with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to March 31, 2005; and

(c)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 20-F, as amended, as filed on August 1, 2000.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Business Corporations Act (Ontario) (the “Act”), the Company may indemnify a present or former director or officer or a person who acts or acted at the Company’s request as a director or officer or of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interest of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  A director or officer is entitled to indemnification from the Company as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

The by-laws of the Company provide that each director, each officer, each former director, each former officer and each person who acts or acted at the Company’s request as a director or officer or of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, shall be indemnified and saved harmless by the Company from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of the Company or such body corporation, if he acted honestly and in good faith with a view to the Company’s best interest and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.  In certain circumstances the Company has provided its Directors or its subsidiaries’ Directors with a written indemnification confirming the indemnification available under its by-laws.

The Company currently does not maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number

4.1  Specimen of Common Stock (Incorporated by reference to Exhibit 2.1 Registration Statement on form 20-F, as amended, as filed on August 1, 2000.

5.1  Opinion of Messerli & Kramer regarding legality of shares.

10.1  The Robinson Stock Option Plan

10.2  2005 Stock Option Plan

10.3  2005 Consultants Stock Compensation Plan

23.1  Consent of Messerli & Kramer P.A.  (contained as part of Exhibit 5.1)

23.2  Consent of Sloan Partners LLP, Chartered Accountants

24.1  Power of Attorney (contained as part of the signature page)

ITEM 9.  UNDERTAKINGS.

1.  The undersigned registrant hereby undertakes:

(a)  To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 159d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is again public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion or its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on December 5, 2005

BONTAN CORPORATION INC.

By:  /s/Kam Shah

Kam Shah

Chief Executive Officer and

Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kam Shah as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person,  hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE

TITLE

Chief Executive Officer, Chief Financial Officer, and Director

/s/Kam Shah

(Principal Executive Officer, Principal Financial Officer)

Kam Shah

Date:

December 5, 2005

/s/Dean Bradley

Director

Dean Bradley

Date:

December 5, 2005

/s/Damian Lee

Director

Damian Lee

Date:

December 5, 2005